Exhibit 4.4

DESCRIPTION OF COMMON STOCK
The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the common stock, you should refer to the provisions of our Restated Certificate of Incorporation, or our Restated Certificate, and Amended and Restated Bylaws, or our Bylaws, each of which has been incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this description is an exhibit.
General
Lam Research’s authorized capital stock consists of 4,000,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.
No Preemptive, Redemption or Conversion Rights
Holders of our common stock have no preemptive or subscription rights, and have no rights to convert their common stock into any other securities. Our common stock is not subject to call, redemption, conversion or sinking fund provisions.
Voting Rights
Holders of our common stock are entitled to one vote per share on all matters requiring stockholder action, including, but not limited to, the election of directors. Holders of our common stock are not entitled to cumulate their votes for the election of directors.
Size of the Board of Directors
Our Bylaws establish the current size of the board of directors at 11 members, but provide that the board of directors may change such number by resolution from time to time within the range of seven to 15 directors. Our board of directors is not classified.
Right to Receive Liquidation Distributions
Holders of our common stock are not entitled to a liquidation preference in respect of their shares of Lam Research common stock. Upon our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive pro rata all assets remaining for distribution to stockholders after the payment of all liabilities and of all preferential amounts to which any preferred stock may be entitled.
Power to Call Special Stockholder Meetings; Advance Notice of Stockholder Business and Nominees
Under Delaware law, a special meeting of stockholders may be called by our board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Pursuant to our Bylaws, special meetings of stockholders may be called by our board of directors, the chair of the board of directors, or the president. Our Bylaws also provide that special meetings of stockholders may be called by stockholders who have owned, in the aggregate, at least 20% of the outstanding shares of our common stock continuously for a period of one year, provided that such stockholders satisfy certain disclosure, timing and other requirements and procedures.
Our Bylaws further require compliance with timely advance notice in proper written form of stockholder nominees for election as director or stockholder business to be brought before a meeting of stockholders and other requirements specified in our Bylaws, and grant the chairman of the meeting the power and the duty to declare that defectively proposed business or nomination shall not be presented and shall be disregarded if not made in compliance with the procedures set forth in our Bylaws.
Proxy Access Nominations
Under our Bylaws, we must include in our proxy statement for an annual meeting the name, together with certain other required information, of any person nominated for the election of directors in compliance with specified provisions in our Bylaws by a single stockholder that satisfies (or by a group of up to 20 stockholders that satisfy) various notice and other requirements specified in our Bylaws. Among other requirements in our Bylaws, such stockholder or group of stockholders would need to provide evidence verifying that the stockholder or group owns, and has owned continuously for at least the preceding three years, at least 3% of the company’s outstanding common stock. Our Bylaws contain limitations on the maximum number of nominees submitted by stockholders that we would be required to include in our proxy statement for an annual meeting.
Removal of Directors
Our Bylaws provide that directors may be removed with or without cause upon the approval of a majority of the outstanding shares entitled to vote.
Filling Vacancies on the Board of Directors
Our Bylaws allow a vacancy on the board of directors created by a resignation or increase in the authorized number of directors to be filled by a majority of the directors then in office, or a sole remaining director. A vacancy created by the removal of a director by a vote of the stockholders may be filled only by a majority of the outstanding shares entitled to vote.
Stockholder Action by Written Consent without a Meeting
Our Bylaws provide that any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, describing the action so taken, is signed by stockholders representing not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on that action were present and voted.
Anti-Takeover Effects of Delaware Law
We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.